Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-262610), (No. 333-266801), and (No. 333-268303) pertaining to the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan, Science 37 Holdings, Inc. 2021 Incentive Award Plan, Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan and Science 37, Inc. 2015 Stock Plan of our report dated March 6, 2023, with respect to the consolidated financial statements of Science 37 Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst and Young LLP

Los Angeles, California
March 6, 2023